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                                 Exhibit 10 (b)



                      THE NEWHALL LAND AND FARMING COMPANY

                       (A CALIFORNIA LIMITED PARTNERSHIP)

                        NEWHALL EXECUTIVE INCENTIVE PLAN

                           (As Amended July 11, 1990)


1.       PURPOSE

         The Newhall Executive Incentive Plan ("Plan") is intended to benefit The Newhall Land and Farming Company ("Partnership") by motivating and rewarding certain key executives of the Partnership and Newhall Management Corporation ("NMC"), the Partnership's managing general partner.

2.       ADMINISTRATION
         (a) The Plan shall be administered by the Compensation Committee ("Committee") of the Board of Directors ("Board") of NMC, which shall consist of no fewer than three (3) members of the Board. No member of the Committee shall be eligible to participate in the Plan while he or she is a member of the Committee. The Committee shall have full power and authority to interpret and administer the Plan in accordance with such rules and regulations as the Board may establish.
         (b) The Board may, from time to time, remove members from the Committee or add members thereto, and vacancies in the Committee, however caused, shall be filled by action of the Board. The Committee shall select one of its members as chairman, and shall hold its meetings at such times and places as it may determine. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting of the Committee duly called and held. The members of the Committee shall receive such compensation for their services as the Board may determine.

3.       ELIGIBILITY
         The persons eligible to participate in the Plan shall be such key executives employed by the Partnership or NMC as the Committee shall from time to time select. All such selections shall be made in accordance with eligibility rules established by the Board.

4.       INCENTIVE POOL
         The Committee shall direct the Partnership's independent public accountants (that firm that the Partnership employs to certify the Partnership's financial statements) to annually ascertain, at the close of the


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Partnership's fiscal year, the amount equal to five percent (5%) of net earnings of the Partnership, which amount shall constitute the Incentive Pool from which Incentive Awards shall be made with respect to such fiscal year.

5.       INCENTIVE AWARDS
         (a) Upon determination of the amount of the Incentive Pool for a particular fiscal year, an amount not exceeding the Incentive Pool so determined may be allotted by the Committee as Incentive Awards for such fiscal year to such key executives as it may select, and in such amounts and in such manner as it may determine.
         (b) The Committee's determination of how much, if any, of the Incentive Pool shall be allotted as Incentive Awards, its selection of the key executives to whom Incentive Awards shall be made, and its determination of the amount and method of payment of each such Incentive Award (which method may include deferral thereof pursuant to a deferred compensation agreement between the Partnership and the key executive) shall be final.

6.       AMENDMENT AND TERMINATION
         The Board shall have full discretion to amend, suspend, or terminate the Plan at any time.

                       THE NEWHALL LAND AND FARMING COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                       BY:      NEWHALL MANAGEMENT CORPORATION
                                MANAGING GENERAL PARTNER

                       /s/ ROBERT D. WILKE
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                       Robert D. Wilke
                       Secretary